PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-31226
(To Prospectus dated February 17, 2006)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts

Broadband HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Broadband HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Broadband HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company(1)	Ticker	Share Amounts	Primary Trading Market
Agere Systems Inc.(2)	AGR	0.798493151	NYSE
Applied Micro Circuits Corporation	AMCC	2	NASDAQ
Broadcom Corporation	BRCM	3	NASDAQ
Ciena Corporation	CIEN	0.285714286	NASDAQ
Conexant Systems, Inc.	CNXT	2	NASDAQ
Corning, Inc.	GLW	9	NYSE
JDS Uniphase Corporation	JDSU	1.475	NASDAQ
Alcatel-Lucent	ALU	5.6608	NYSE
Motorola, Inc.	MOT	18	NYSE
Mindspeed Technologies	MSPD	0.6666667	NASDAQ
Nortel Networks Corporation	NT	2.8	NYSE
PMC-Sierra, Inc.	PMCS	1	NASDAQ
Qualcomm Incorporated	QCOM	16	NASDAQ
RF Micro Devices, Inc.	RFMD	2	NASDAQ
Skyworks Solutions, Inc.	SWKS	0.702	NASDAQ
Sycamore Networks, Inc.	SCMR	3	NASDAQ
Tellabs, Inc.	TLAB	4	NASDAQ
Tut Systems(3)	TUTS	0.0326432	NASDAQ

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(1)          Effective February 1, 2007, Comverse Technology (NASDAQ ticker “CMVT”), a component of Broadband HOLDRS Trust, was delisted from trading on NASDAQ. As Comverse Technology Inc. was not listed for trading on another national securities exchange within five days, Comverse Technology Inc. was distributed by The Bank of New York at the rate of distribution of 0.02 Comverse Technology Inc. shares per Broadband HOLDRS.

(2)           The merger of Agere System Inc. (NYSE ticker “AGR”) and LSI Logic Corporation (NYSE ticker “LSI”) became effective April 2, 2007. As a result, LSI Logic Corporation replaced Agere Systems Inc. as an underlying security of the Broadband HOLDRS Trust. For the 0.7984931514 shares of Agere Systems Inc. per 100 share round lot of Broadband HOLDRS, The Bank of New York received 1.72474520702 shares of LSI Logic Corporation. Effective April 3, 2007, creations and cancellations of Broadband HOLDRS will require 1.72474520702 shares of LSI Logic Corporation.

(3)           The merger of Tut Systems (NASDAQ ticker “TUTS”) and Motorola Inc. became effective on March 30, 2007. As a result, effective April 11, 2007, Tut Systems no longer is an underlying constituent of the Broadband HOLDRS Trust. For the 0.0326432 shares of Tut Systems per 100 shares round lot of Broadband HOLDRS, The Bank of New York received $0.03753. Additionally, creations and cancellations from April 3, 2007 through April 11, 2007 inclusive required $0.03753 per 100 share round lot of Broadband HOLDRS.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is March 31, 2007.